Exhibit 10.12

HAMPDEN BANK
AMENDED AND RESTATED DIRECTOR RETIREMENT AGREEMENT

This AMENDED & RESTATED DIRECTOR RETIREMENT AGREEMENT (this “Agreement”) is adopted this 29th day of July, 2008 by and between HAMPDEN BANK, a state- savings bank located in Springfield, Massachusetts (the “Bank”), and Richard Suski (the “Director”). This Agreement amends and restates the prior Amended and Restated Director Supplemental Retirement Plan Agreement between the Bank and the Director dated January 1, 2008 (the “Prior Agreement”). The parties intend this amended and restated Agreement to be a material modification of the Prior Agreement such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Code Section 409A.

The purpose of this Agreement is to provide specified benefits to the Director who contributes materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1        “Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied.

1.2        “Beneficiary” means each designated person or entity, or the estate of the deceased Director, entitled to any benefits upon the death of the Director pursuant to Article 4.

1.3        “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4          “Board” means the Board of Directors of the Bank as from time to time constituted.

1.5          “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6         “Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7         “Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8         “Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9         “Early Termination” means Separation from Service before attainment of Normal Retirement Age for reasons other than death or Termination for Cause.

1.10       “Fees” means the total fees payable to the Director during for the Plan Year prior to Separation from Service.

1.11       “Effective Date” means January 1, 2008.

1.12       “Normal Retirement Age” means age 70.

1.13        “Plan Administrator” means the Board or such committee or person as the Board shall appoint

1.14        “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.15        “Projected Fees” means Fees increased by three percent (3%), annually from Change in Control until Normal Retirement Age.

1.16        “Separation from Service” means termination of the Director’s service with the Bank for reasons other than death or Disability. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than thirty-six (36) months).

1.17      “Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, a person is a key employee if the person meets the requirements of Code Section 416(i)(l)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the person is a key employee during an identification period, the person is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.18      “Termination for Cause” shall mean any of the following that result in an adverse effect on the Bank; (i) the Director’s gross negligence or gross neglect; (ii) the Director’s commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the Director’s willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) the Director’s intentional failure to perform stated duties; or (v) the Director’s breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Agreement.

Article 2
Distributions During Lifetime

2.1                          Normal Retirement Benefit Upon Separation from Service after attaining Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1                  Amount of Benefit. The annual benefit under this Section 2.1 is fifty percent (50%) of Fees.

2.1.2                  Distribution of Benefit. The Bank shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing thirty (30) days following Separation from Service. The annual benefit shall be distributed to the Director for ten (10)

2.2                               Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1                 Amount of Benefit. This benefit under this Section 2.2 is the Accrual Balance as of the end of the Plan Year prior to Separation from Service subject to the vesting schedule below:

Date on Which Separation from Service Occurs	Vesting Percentage
Prior to 1/1/2009	50%
1/1/2009 — 12/31/2009	60%
1/1/2010 — 12/31/2010	70%
1/1/2011 — 12/31/2011	80%
1/1/2012 — 12/31/2012	90%
After 1/1/2013	100%

2.2.2      Distribution of Benefit. The Bank shall distribute the benefit to the Director in one hundred twenty (120) equal monthly installments commencing thirty (30) days following Normal Retirement Age.

2.3                        Disability Benefit If the Director experiences a Disability prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.
2.3.1                  Amount of Benefit The annual benefit under this Section 2.3 is fifty percent (50%) of Fees.

2.3.2                  Distribution of Benefit. The Bank shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing thirty (30) days following Normal Retirement Age. The annual benefit shall be distributed to the Director for ten (10) years.

2.4                           Change in Control Benefit. Upon a Change in Control, prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1                  Amount of Benefit The annual benefit under this Section 2.4 is fifty percent (50%) of Projected Fees.

2.4.2                  Distribution of Benefit. The Bank shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing thirty (30) days following Normal Retirement Age. The annual benefit shall be distributed to the Director for ten (10) years.

2.5                           Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Director due to Separation from Service are limited because the Director is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified,

2.6                           Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Director becomes subject to tax on the amounts deferred hereunder, then die Bank may make a limited distribution to the Director in a manner that conforms to the requirements of Code section 409A. Any such distribution will decrease the Director’s benefits distributable under this Agreement.

2.7                           Permissible Acceleration Provision. Under Treasury Regulation Section 1.409A-3(j)(4), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. This Agreement allows ail permissible payment accelerations under l,409A-3(j)(4) includes but not limited to payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes and other permissible payments as permitted by statute or regulation.

2.8                           Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Director and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the form of distributions. Any such amendment;

(a)                               may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)                              must, for benefits distributable under Sections 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;
(c)                                must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)                             must take effect not less than twelve (12) months after the amendment is made.

Article 3
Distribution at Death

3.1                        Death During Active Service. If the Director dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of any benefit under Article 2.

3.1.1                Amount of Benefit. The benefit under this Section 3.1 is the Accrual Balance determined as of end Plan Year prior to the Director’s death.

3.1.2                Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary in a lump sum on the first day of the second month following the Director’s death.

3.2                        Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Director had the Director survived.

3.3                        Death Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Director was entitled prior to death, except that the benefit distributions shall commence on the first day of the second month following the Director’s death.

Article 4
Beneficiaries

4.1                        In General. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Director participates.

4.2                              Designation. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent If the Director names someone other than the Director’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Director’s spouse and returned to the Plan Administrator. The Directors beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficial Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

4.3                           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4                           No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, any benefit shall be paid to the Director’s estate.

4.5                           Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5
General Limitations

5.1                           Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director’s service on the Board is terminated by the Bank or an applicable regulator due to a Termination for Cause.

5.2                           Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3                           Regulatory Restrictions. Notwithstanding anything herein to the contrary, any payments made to the Director pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 6
Administration of Agreement

6.1                          Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2                      Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

6.3                           Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4                           Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5                         Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Director’s death. Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

6.6                           Annual Statement. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims And Review Procedures

7.1                           Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed than make a claim for such benefits as follows:

7.1.1                 Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2                Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3               Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant The notification shall set forth:

(a)                             The specific reasons for the denial;
(b)                             A reference to the specific provisions of this Agreement on which the denial is based;
(c)                              A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and
(d)                             An explanation of this Agreement’s review procedures and the time limits applicable to such procedures.

7.2                        Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

7.2.1                 Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2                 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3                Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4                Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5               Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth;

(a)                             The specific reasons for the denial;
(b)                             A reference to the specific provisions of this Agreement on which the denial is based; and
(c)                              A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.3                         Arbitration. If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors, and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

Article 8
Amendments and Termination

8.1                           Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A.

8.2                           Plan Termination Generally. Prior to a Change in Control, this Agreement may be terminated by the Bank with written notice to the Director. After a Change in Control, this Agreement may be terminated by a written agreement signed by the Bank and the Director. The benefit shall be the Accrual Balance as of the date this Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3                           Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)          Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank’s arrangements which are substantially similar to this Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;
(b)          Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(c)          Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement; the Bank may distribute the Accrual Balance, determined as of the date of the termination of this Agreement, to the Director in a lump sum subject to the above terms.
Article 9
Miscellaneous

9.1                         Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

9.2                         No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain a member of the Board, nor interfere with the Bank’s right to discharge the Director. It does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

9.3                         Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4                         Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

9.5                         Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.6                         Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

9.7                         Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

9.8                          Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9                          Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10                   Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

9.11                   Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any provision herein.

9.12                   Validity. If any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

9.13                   Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Hampden Bank
19 Harrison Ave
Springfield, MA 01103
Attn: Robert A. Massey CFO

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Director.

9.14                  Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Director (or the Beneficiary in the event of the Director’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15                     Opportunity to Consult with Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Director’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.15. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.16                     Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.

DIRECTOR	HAMPDEN BANK

/s/ Richard Suski	By:	/s/ Robert A. Massey
Richard Suski		Robert A. Massey
Title: CFO and Treasurer